Exhibit 4.12

BOTTLER’S AGREEMENT

THIS BOTTLER’S AGREEMENT (the “Agreement”) effective as of July 1, 1999, is entered into by and between THE COCA-COLA COMPANY, a company organized and existing under the laws of the State of Delaware, United States of America, with main office at One Coca-Cola Plaza, N.W., in the city of Atlanta, State of Georgia, U.S.A. (hereinafter referred to as the “Company”) and PANAMCO-COLOMBIA, S.A. a company organized and existing under the laws of the Republic of Colombia with main office at Carrera 94 No. 42-94, Santafé de Bogotá, D.C., Departament of Cundinamarca, Republic of Colombia (hereinafter referred to as the “Bottler”).

RECITALS

A.	Whereas the Company is devoted to the manufacture and sale of certain concentrates and beverage bases (hereinafter referred to as “Beverage Bases”) which formulae are Company’s trade secrets, and upon which syrups for non-alcoholic beverages are prepared (hereinafter referred to as “Syrups”), and it is also devoted to the manufacture and sale of Syrups used for preparing certain non-alcoholic beverages set forth in Appendix I (hereinafter referred to as “Beverages”), offered for sale in bottles and other containers and other shapes or forms.

B.	Whereas the Company is the owner of such registered trademarks mentioned in Appendix II which cover such Beverage Bases, Syrups and Beverages, and is also the owner of several registered trademarks consisting of Distinctive Containers in various sizes wherein the Beverages have been commercialized for many years, as well as the owner of registered trademarks consisting of a Dynamic Ribbon, used in publicity and marketing of some beverages (all such registered trademarks, collectively or individually, shall be hereinafter referred to as “Registered Trademarks”)

C.	Whereas the Company has the exclusive right to prepare, bottle and sell the Beverages as well as the exclusive right to manufacture and sell Beverage Bases and Syrups in the Republic of Colombia.

D.	Whereas the Company has designated and authorized certain third parties to manufacture the Beverage Basis for their sale to duly appointed bottlers (such third parties hereinafter referred to as “Authorized Suppliers”)

E.	Whereas the Bottler has requested a license from the Company to use the Registered Trademarks as regards to the preparation and bottling of Beverages and for the distribution and sale of Beverages in the territory defined and described hereunder.

F.	The Company is willing to grant Bottler the requested license under the terms and conditions set forth herein.

THEREFORE, the herein-mentioned parties agree as follows:

I.	AUTHORIZATION

1.	The Company hereby authorizes Bottler, and Bottler, subject to the terms and conditions contained herein, undertakes to prepare and bottle the Beverages in Authorized Containers as defined below, to distribute and sell the same under the Registered Trademarks, in and within, but only in and within the territory defined and described in Appendix III (hereinafter referred to as the “Territory”).

2.	(a)	The company shall approve for each Beverage, throughout the term of this Agreement, at its discretion, the type of container, its sizes, shapes and other distinctive features (hereinafter referred to as “Authorized Containers”) which Bottler is authorized to use hereunder as container for each Beverage. The listing of Authorized Containers regarding each Beverage as of the effective date of this Agreement, is provided below in Appendix IV. The company, by written notice to Bottler, may authorize the same to use additional Authorized Containers in the preparation, distribution and sale of one or more Beverages.

(b)	Pursuant to subsection (c) of this Section 2, the Company reserves the right to cancel its authorization regarding any Authorized

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Container for any of the Beverages through written notice, sent with six (6) months in advance to Bottler. It is acknowledged and accepted by parties hereto that the Company shall exercise the right to cancel its authorization in such manner that will enable Bottler to prepare, bottle, distribute and sell the Beverages pursuant to this Agreement in at least one of the Authorized Containers. In case of such cancellation, the provisions of Section 30(c) shall apply to containers respect to which the authorization has been cancelled. Pursuant to subsection (c) of this Section 2, the Company shall not cancel any authorization regarding an Authorized Container with the sole purpose of granting to a third party the rights to prepare, bottle, distribute and sell Beverages in such Authorized Container within the Territory.

(c)	It is hereby acknowledged and accepted among parties that the preparation, bottling, distribution and sale system of the Can Beverages contains certain unique characteristics when compared with the preparation, bottling, distribution and sale system of Beverages in other containers. In addition, it is acknowledged and accepted among parties that the Company has a legitimate interest on keeping and promoting the commercial and economic feasibility of the preparation, bottling, distribution and sale system of Can Beverages worldwide. Therefore, parties hereto agree that upon authorization to Bottler to prepare, bottle, distribute and sell Can Beverages, the Company may cancel, at its absolute discretion and at any time during the term of this Agreement, its authorization regarding Cans as an Authorized Container by written notice to Bottler. The Company may decide that the Bottler has an ongoing relation with the preparation and/or bottling and/or distribution and sales of Can Beverages. In such event, the Company may enter into future agreements with Bottler with respect to cross-border manufacturing (maquila) or bottling for Can Beverages by Bottler,

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including the eventual rights of distribution and sale of Can Beverages. It is acknowledged and accepted by Bottler that continuity of authorizations or agreements with the Bottler regarding the preparation, bottling, distribution and/or sales of Can Beverages shall be at Company’s sole discretion.

(d)	For the purposes hereof, the term “Can” means and includes:

(1)	any beverage container made totally or partially from metal; or

(2)	any beverage container sealed after being filled with a non-removable top; or

(3)	any beverage container generally known as can by the soft drink industry, wholesale trade, retail trade and by consumers.

3.	The Schedules attached hereto, if any, identify the nature of supplementary authorizations that might be granted from time to time to Bottler pursuant to this Agreement and rule parties’ particular rights and obligations as to supplementary authorizations.

II.	COMPANY’S OBLIGATIONS

4.	The Company or the Authorized Suppliers shall sell and deliver to the Bottler such amounts of Beverage Bases periodically requested by Bottler, to the extent and provided that:

(a)	The Bottler shall request, and the Company or the Authorized Supplier shall sell and deliver to Bottler only those amounts of Beverage Bases required and sufficient to implement this Agreement; and

(b)	The Bottler shall use the Beverage Bases exclusively for the preparation of beverages in the manner prescribed by the Company from time to time, and the Bottler undertakes to abstain from selling

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Beverage Bases or Syrups or from allowing them to be held by third parties without Company’s prior written consent.

The Company shall retain the exclusive and sole right at any moment to determine the formulae, composition or ingredients for Beverages and Beverage Bases.

5. The Company, throughout the term hereof, except for the proviso in Section 11, shall abstain from selling or distributing or authorizing third parties to sell or distribute Beverages within the Territory in Authorized Containers, however it reserves the rights to prepare and bottle the Beverages in Authorized Containers in the Territory for sale outside the Territory and to prepare, bottle, distribute and sell or authorize third parties to prepare, bottle, distribute or sell the Beverages in the Territory in any other manner or form whatsoever. (NO ES CONTRADICTORIO??)

III.	BOTTLER’S OBLIGATIONS CONCERNING THE BEVERAGE COMMERCIALIZATION, FINANCIAL CAPACITY AND PLANNING

6.	Bottler shall have an ongoing obligation to develop, stimulate and fully satisfy the demand of each Beverage within the Territory. Therefore, Bottler accepts and agrees with the Company:

(a)	To prepare, bottle, distribute and sell those amounts required for each Beverage to satisfy fully and in all respects any demand of each Beverage within the Territory;

(b)	To make all efforts and employ all proven, practical and approved means to develop and thoroughly exploit the business potential to prepare, bottle, commercialize and distribute each Beverage throughout the Territory by the creation, stimulation and continuous enlargement of future demand of each Beverage and satisfy fully and in all respects the existing demand;

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(c)	To invest all capital and undertake all expenses required for the organization, installation, operation, maintenance and replacement within the Territory of those manufacture, storage, commercialization, distribution, delivery, transportation facilities and any other facilities and equipment required to implement this Agreement;

(d)	To sell and distribute Beverages in Authorized Containers only to retailers or final consumers in the Territory; however, Bottler is authorized to distribute and sell Beverages in Authorized Containers to wholesalers in the Territory that sell only to retailers in the Territory. Any other distribution method shall be subject to the Company’s prior and written approval; and

(e)	To rely on a competent and duly qualified managerial team and to recruit, train, keep and direct all personnel required and sufficient in all respect so as to comply with Bottler’s obligations pursuant to this Agreement.

7.	Parties hereto agree that, in order to develop and stimulate demand of each Beverage, advertising and other marketing activities are required. Bottler, therefore agrees to expend any amounts for Beverage advertising and marketing as required to keep and increase demand of each Beverage in the Territory. The Company, at its full discretion, may contribute with such advertising and marketing expenses. The Company may also use its own resources for any advertising or promotional activity the Company deems appropriate to conduct in the Territory; however, this will not affect in any manner whatsoever the obligations held by Bottler to invest amounts necessary for advertising and marketing of each Beverage so as to stimulate and develop the demand of each Beverage in the Territory.

8.	The Bottler shall submit to the Company for its prior approval, all advertising and promotion related to Registered Trademarks and Beverages

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and shall use, publish, keep and distribute only such advertising and promotional material related to Registered Trademarks or Beverages, as approved and authorized by the Company.

9.	The Bottler shall keep consolidated financial capacity reasonably required to assure that Bottler is able to comply with its obligations hereunder. The Bottler shall accurately keep books, accounts and records and shall provide the Company, at request thereof, with financial and accounting information required to enable the Company determine the Bottler’s compliance with its obligations hereunder.

10.	The Bottler agrees:

(a)	To deliver, once each calendar year, a program (hereinafter called the “Annual Program”) in acceptable form and contents for the Company. The Annual Program shall include, but not be limited to, Bottler’s plans for commercialization, administration and management, finances, promotion and advertising, disclosing in detail the activities set forth for the following 12-month period or any other period the Company may establish. The Bottler shall diligently perform the Annual Program and shall inform on a quarterly basis or such other intervals indicated by the Company as to the Annual Program implementation.

(b)	To inform the Company monthly, or at any other intervals set forth by the Company, the sales of each Beverage on a detailed basis and with the data required by the Company.

11.	The Bottler acknowledges that the Company has entered or may enter into contracts similar to this Agreement with third parties outside the Territory and accepts the limitations that such contracts may reasonably impose to Bottler in the business development in accordance hereto. In addition, the Bottler aggress to develop its business in such manner to avoid conflicts with

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such third parties and, in case of conflicts that although may arise, it undertakes to make all reasonable efforts to solve them on an friendly basis.

The Bottler shall not object without valid reason to any additional measure considered by the Company as necessary and justified to protect and improve the Beverage sales and distribution systems, for example, those that could be adopted concerning the attention of big or special accounts which activity field exceeds the Territory boundaries, inclusive if such measures involve a restriction of Bottler’s rights or obligations within the reasonable limits without affecting the essence of this Agreement.

12.	(a)	The Bottler, upon acknowledgement of the significant benefit for itself and for all third parties referred to in above Section 11 arising from the uniform external appearance of the distribution equipment and other equipment and material used pursuant hereof, agrees to accept and apply the rules adopted and issued from time to time by the Company for the design and decoration of trucks and other distribution vehicles, boxes, cartons, cooling boxes, vending machines and other materials and equipment used in the Beverage distribution and sale hereunder.

(b)	The Bottler further undertakes to keep and replace such equipment at reasonably required intervals and to abstain from using such equipment to distribute or sell any other products not identified with the Registered Trademarks, without the Company’s prior written consent.

13.	(a)	The Bottler may not in any way whatsoever, prepare, sell or distribute or cause the sale or distribution of Beverages outside the Territory, without the Company’s prior consent.

(b)	In case any of the Beverages prepared, bottled, distributed or sold by Bottler were found in the Territory of other Company’s products

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authorized Bottler (hereinafter referred to as “Impaired Bottler”), then in addition to all remaining remedies available:

1)	The Company, at its full discretion, may immediately cancel to Bottler the authorization of the Authorized Bottle(s) of the type found in the Impaired Bottler’s Territory;

2)	The Company may charge to Bottler a compensatory amount for those Beverages found in the Impaired Bottler’s Territory to relieve the loss of profit, expenses and other costs endured by the Company and the Impaired Bottler; and

3)	The Company may purchase any Beverages prepared, bottled, distributed or sold by Bottler found in the Impaired Bottler’s Territory, and the Bottler, in addition to any other obligation it might have hereunder, shall reimburse the Company the cost it has undertaken in the purchase, transportation and/or destruction of such Beverages.

(c)	In the event that Beverages prepared, bottled, distributed or sold by Bottlers were found in the Impaired Bottler’s Territory, the Bottler shall make available to the Company’s representatives all sales agreements and other documents related to such Beverages and shall assist the Company with all investigations regarding the sale and distribution of such Beverages outside the Territory.

(d)	The Bottler shall immediately inform the Company in case of receipt from a third party any purchase offer or order, respect to which Bottler may be aware or have reasons to believe it would result in the commercialization, sale, resale, distribution or redistribution of Beverages outside the Territory in violation of this Agreement.

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IV.	BOTTLER’S OBLIGATIONS CONCERNING REGISTERED TRADEMARKS

14.	Bottler shall acknowledge at any time the validity of Registered Trademarks and the Company’s ownership thereof and shall not challenge at any time the validity or ownership of Registered Trademarks.

15.	Nothing contained herein shall grant Bottler the benefit or right whatsoever over Registered Trademarks or the commercial reputation (goodwill) inherent thereto or over labels, designs, containers or other visual representation thereof, used in connection therewith and Bottler acknowledges and agrees that all rights and interest created for the use of Trademarks, labels, designs, containers or any other visual representations shall inure to the benefit and ownership of the Company. Parties hereto agree and understand that it is a mere temporary permission extended to Bottler under this Agreement, without this giving rise to any right or interest, and without payment of any right or royalty whatsoever, for the use of such Registered Trademarks, labels, designs, containers or any other visual representation thereof solely regarding the preparation, bottling, distribution and sale of Beverages in Authorized Containers; such use should be made in such manner and form that all commercial reputation (goodwill) in connection therewith benefits the Company as source and origin of such Beverages, and the Company shall have absolute rights to decide at all instances the presentation form of the Registered Trademarks and such other steps required or convenient to assure the compliance of this Section 15.

16.	The Bottler shall not adopt or use any name, corporate name, commercial name, name of establishment or any other commercial denomination including the words “Coca-Cola”, “Coca”, “Cola”, “Coke” or any of them or any other name that might cause confusion or be likely similar to any graphic or visual representation of the Registered Trademarks or any other

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registered trademark or industrial property of the Company, without the Company’s prior written consent.

17.	The Bottler agrees with the Company during the term of this Agreement and pursuant with applicable legislation:

(a)	Not to manufacture, prepare, bottle, distribute, sell, deal or relate in any other manner with any other non-alcoholic beverage products, other than those prepared, bottled, distributed or sold by Bottler under the Company’s authorization, unless prior written consent is procured from the Company;

(b)	Not to manufacture, prepare, bottle, distribute, sell, deal or relate in any other manner with any other concentrate, beverage base, syrup or beverage that might be easily confusing with or be deemed as any of the Beverage Bases, Syrups or Beverages;

(c)	Not to manufacture, prepare, bottle, distribute, sell, deal or relate in any other manner with any other beverage product under any commercial design or any other container reproducing a commercial design or container respect to which the Company claims a property right or asset that might be subject to confusion or that might cause confusion or that is perceived similar by consumers or that might be substituted by such commercial design or container;

(d)	Not to manufacture, prepare, bottle, distribute, sell, deal or relate in any other manner with any product under any registered trademark or other denomination being a reproduction, copy, violation of, or confusingly similar to, any of the Registered Trademarks; and

(e)	During the term of this Agreement and for a period of two (2) years thereafter, and upon acknowledgement of the valuable rights granted by the Company to Bottler pursuant to this Agreement, not to

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manufacture, prepare, bottle, distribute, sell, deal with or relate in any other manner with any beverage under the “Cola” name (either individually or jointly with any other word(s)) or any phonetic interpretation thereof.

The provisions contained herein apply not only to the operations wherein Bottler may be directly related, but also to operations wherein the Bottler may be indirectly related through its property, control, management, company, agreement, covenant or any other form, either within or outside the Territory. The Bottler undertakes to abstain from acquiring or directly or indirectly retaining any property interest in, or being part of any agreement or contract related to the direction or control of any person or corporate entity, within or outside the Territory that participates in any activities prohibited under this Section.

Likewise, regarding alcoholic beverages with respect to which Bottler may involve during the term of this Agreement, Bottler agrees to conduct such business, or any aspect thereof, that might include to manufacture, prepare, bottle, distribute or sell or any other activity related with alcoholic beverages, though a different company and in such manner that it appears to public as an activity other than the Bottler’s Beverage business as authorized herein. This way, the Bottler agrees to conduct any business related with alcoholic beverages through a different commercial entity, including: (i) corporate entity; (ii) plant or other physical structure; (iii) sales team (equipo de personas o de cosas??); (iv) machinery and vehicles; and (v) other business characteristics, unless the Company otherwise authorizes in writing.

18.	This agreement reflects both parties’ mutual interest in the event that:

(a)	a third party, that in opinion of the Company, is related directly or indirectly through a property title, to exercise control or in any other way, with the manufacture, preparation, bottling, distribution or sale

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of any product mentioned in above Section 17, would acquire or in any way would obtain control or any direct or indirect influence in the Bottler’s direction; or

(b)	any natural or corporate person that having majority of ownership or direct or indirect control on Bottler or directly or indirectly controlled, either by Bottler or any third party having control or any direct or indirect influence on Bottler’s management, gets involved, in Company’s opinion, with the preparation, bottling, distribution or sale of any product mentioned in above Section 17.

Then, the Company shall have the right to immediately terminate this Agreement unless such third party is conducting such acquisition pursuant to subsection (a) mentioned above or the person, entity, firm or company referred to in subsection (b) mentioned above, upon written notice of the Company of its intention of ending the Agreement as mentioned, agrees to discontinue, and effectively proceeds to discontinue, the manufacture, preparation, bottling, distribution or sale of such products within a reasonable period not exceeding six (6) months as from the date of notice.

19.	(a) If the Company, for the purposes of this Agreement, requires pursuant to the applicable laws ruling industrial property registration and license, that Bottler be recorded as registered user or licensee of Registered Trademarks, then, at Company’s request, Bottler shall enter into any and all agreements and all such other documents required in order to establish, vary or cancel said registration.

(b)	If the public authority having jurisdiction rejects the Company’s and the Bottler’s application to record Bottler as registered user or licensee of any of the Registered Trademarks regarding any of the Beverages prepared and bottled by Bottler hereunder, then the Company shall be entitled to terminate this Agreement or immediately cancel the authorization with respect to such Beverages.

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V.	BOTTLER’S OBLIGATIONS CONCERNING BEVERAGE PREPARATION AND BOTTLING

20.	(a)	Bottler agrees with Company to use, in the preparation of Syrups for each Beverage, only the Beverage Bases acquired from the Company or Authorized Suppliers and to use the Syrups only for the preparation and bottling of the Beverages under strict observance and compliance with the written instructions periodically communicated to the Bottler by the Company. The Bottler further agrees with the Company that the Beverage preparation, bottling and distribution shall at all times be subject to the manufacturing, hygiene and other rules set forth by the Company from time to time and to comply with all applicable legal requirements and, in addition, Bottler shall at all times allow the Company, its directors, agents, representatives or employees any access and inspection of the plant, facilities, equipment and methods used by Bottler in the preparation, bottling, storage and handling of Beverages to determine whether the Bottler is complying with the terms hereof.

(b)	The Bottler, upon acknowledgment about the importance of identifying the Beverage manufacture source in the market, agrees to use identification codes in all bottling materials for Beverages, including the Authorized Containers and non-returnable boxes. The Bottler further agrees to install, keep and use machinery and equipment required for the application of such identification codes. The Company shall provide from time to time the Bottler with necessary written instructions concerning the forms of identification codes that should be used by the Bottler and production and sale records that should be kept by the Bottler.

(c)	In the event that the Company determines or is aware of any quality or technical problem related to any Beverages or Authorized

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Containers with respect to any Beverage, the Company may require the Bottler to make all necessary actions to immediately withdraw such Beverages from the market. The Company shall give notice to Bottler by phone, cable, telex, telefax or any other immediate communication means about its decision of requiring Bottler to withdraw such Beverages from the market and the Bottler, upon receipt of such notice, shall immediately suspend the distribution of said Beverages and shall take any other action that might be requested by the Company in connection with the withdrawal of said Beverages from the Market.

(d)	In the event that the Bottler determines or is aware of any quality or technical problem related to any Beverages or Authorized Containers with respect to any Beverages, then the Bottler shall give immediate notice to the Company phone, cable, telex, telefax or any other immediate communication means. Such notice shall include: (1) identity and quantity of Beverages involved, including the Authorized Containers, (2) codifying data, (3) any other relevant information including such that will help tracking such Beverages.

21.	The Bottler must, at its own expense, submit to the Company the samples of Syrups, Beverages and materials used in the preparation of Syrups and Beverages, pursuant to the instructions communicated in writing by the Company from time to time.

22.	(a)	In the Beverage bottling, distribution and sale, the Bottler will only use such Authorized Containers, caps, boxes, cartons, labels and other bottling materials approved from time to time by the Company, and the Bottler shall acquire such items only from the suppliers authorized by the Company to manufacture said items for use in connection with the Registered Trademarks and Beverages. The Company shall make its best efforts to approve two or more suppliers

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for such items, being understood that such authorized suppliers may be located within or outside the Territory.

(b)	The Bottler shall inspect the Authorized Containers, caps, boxes, cartons, labels and other bottling materials and shall use only those items that meet the provisions set forth by the laws applicable in the Territory, in addition to the provisions and specifications provided by the Company. The Bottler shall independently undertake any liability regarding the use of such Authorized Containers, caps, boxes, cartons, labels and other bottling materials to meet such provisions.

(c)	The Bottler shall permanently keep sufficient inventory of Authorized Containers, caps, labels, cartons and other bottling materials to fully satisfy demand of each Beverage in the Territory.

23.	(a)	The Bottler acknowledges that increases of Beverage demand, as well as changes in the listing of Authorized Containers, may from time to time require modifications or other changes with respect to existing manufacturing, bottling, distribution or direct sale equipment or may require the purchase of additional manufacturing, bottling, distribution or direct sale equipment. The Bottler therefore agrees to make such modifications to existing equipment and acquire and install additional equipment required with enough anticipation to enable the introduction of new Authorized Containers and the preparation and bottling of Beverages pursuant to the Bottler’s permanent obligations to develop, stimulate and fully satisfy demand for each Beverage in the Territory.

(b)	In case the Bottler uses returnable Authorized Containers in the preparation and bottling of Beverages, the Bottler agrees to invest the necessary capital and invest the amounts required from time to time to create and keep proper inventory of returnable Authorized Containers. So as to assure permanent quality and appearance of such

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returnable Authorized Container inventory, the Bottler further agrees to replace all or part of such inventory of returnable Authorized Containers, to the extent it is reasonable required and pursuant to the Bottler’s obligations established herein.

(c)	The Bottler agrees not to rebottle or otherwise reuse any of the non-returnable Authorized Containers that were previously used.

24.	The Bottler is the only responsible for the compliance of obligations hereunder in the terms set forth by laws and regulations applicable in the Territory and must immediately inform the Company of any provision preventing or limiting in any way the Bottler’s strict compliance with its obligations provided herein.

VI.	PURCHASE – SALE CONDITIONS

25.	The Bottler, shall acquire Beverage Bases required for the preparation and bottling of Beverages only from the Company or Authorized Suppliers, pursuant to the provisions set forth in this Agreement.

26.	(a)	The Company, by communication to Bottler, reserves the right to establish at its full discretion, the prices for the Beverage Bases, including the dispatch and payment conditions, the currency or currencies acceptable for the Company and its Authorized Suppliers for payment and to appoint one or two Authorized Suppliers, the supply site, and/or alternate supply sites for each Beverage Base.

(b)	The Company reserves the right, to the fullest extent permitted by the law applicable in the Territory, to establish and revise, by written notice to Bottler, the maximum prices in which each Beverage in the Authorized Containers may be sold by Bottler to retailers and the maximum retail prices for each Beverage. It is hereby acknowledged, in this sense, that Bottler may sell Beverages to retailers and

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authorize Beverage retail sales at prices below the maximum prices established or revised by the Company pursuant to this subsection. The Bottler shall not increase, however, the maximum prices established and revised by the Company at which the Beverages in the Authorized Containers may be sold to retailers nor authorize an increase in the Beverage maximum prices without the Company’s prior written approval.

(c)	The Company reserves the right, by written notice to the Bottler, to change the Authorized Suppliers and to revise from time to time and at any time at its full discretion, the prices of any Beverage Bases, the dispatch conditions (including supply sites) and the currency or currencies acceptable to the Company or to its Authorized Suppliers.

(d)	If the Bottler is not willing to pay the price revised with respect to the Beverage Base for the “Coca-Cola” Beverage, then the Bottler shall given written notice to the Company within thirty (30) days as from receipt of the Company’s notice informing on the revision of the aforementioned price. In this case, this Agreement shall terminate automatically within three (3) calendar months after receipt of the Bottler’s notice.

(e)	Except for the proviso in above subsection (d) with respect to the Beverage Base for “Coca-Cola” Beverage, if the Bottler is not willing to pay the revised price with respect to the Beverage Base(s) for one or more of any other Beverages, then the Bottler shall so give notice in writing to the Company within thirty (30) days at receipt of the Company’s written notice informing of the revision of the mentioned price or prices. In this case, the Company, at its sole discretion and taking into account present and future market circumstances, shall take any of the following actions: (i) give notice in writing to Bottler as to the termination of this Agreement, in which event this

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Agreement shall terminate in three (3) calendar months after the termination notice made by the Company to Bottler, or (ii) give written notice to Bottler as to the cancellation of the authorization for Bottler regarding such Beverage or Beverages respect to which Bottler is not willing to pay the revised price; such cancellation shall be effective three (3) calendar months as from the notice of cancellation of authorization(s) made by Company to Bottler. In the case of cancellation of authorization of a Beverage or Beverages pursuant to this subsection, the conditions of Section 30 shall apply with respect to such Beverage or Beverages and, notwithstanding any provision hereof, the Company shall have no additional obligations respect to the Bottler in connection with such Beverage or Beverages for which such authorizations have been cancelled and the Company shall have the right to prepare, bottle, distribute or sell, or grant authorizations to a third party to prepare, bottle, distribute or sell, such Beverage or Beverages in the Territory.

(f)	The Bottler’s failure to give notice to the Company regarding the revised price of any or more Beverage Bases pursuant to above subsections (d) and (e) shall be deemed as the Bottler’s acceptance of the revised price.

(g)	The Bottler undertakes to collect and charge to retail distributors for each returnable Authorized Container and each returnable boxes delivered to such retailer distributors, the deposits that the Company may determine from time to time through written notice to the Bottler and make all reasonable and diligent efforts to recover empty returnable Authorized Containers and boxes and, once they are recovered, to reimburse or credit the deposits of such returnable Authorized Containers and returnable boxes having no damages and under good conditions.

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VII.	TERM AND TERMINATION OF THE AGREEMENT

27.	This Agreement shall be effective as from July 1st, 1999 and shall expire without notice, on June 30, 2004, unless early termination occurs as provided herein. It is acknowledged and agreed amongst parties hereto that the Bottler shall have no right to claim any implicit renewal of this Agreement.

If the Bottler has fully complied with the terms, covenants, conditions and provisions hereof during the term, and the Bottler is capable for the constant promotion, development and exploitation of the full potential of the business to prepare, bottle, distribute and sell each of the Beverages, the Bottler may request an extension of this Agreement for an additional term of five (5) years. The Bottler may request such extension by written notice to the Company with at least six (6) months but not more than twelve (12) months in advance at the expiration date of this Agreement. The Bottler’s request for such extension shall be supported with the documentation the Company might require, including that related to the Bottler’s compliance with the obligations set forth in this Agreement and including the documentation confirming the Bottler’s constant capacity to develop, stimulate and fully satisfy the demand for each Beverage within the Territory. If Bottler has satisfied, at the Company’s full discretion, the conditions for the extension of this Agreement, then the Company may agree, by written notice, on the extension of this Agreement for said additional term.

At the expiration of any of such additional terms, this Agreement shall definitively end without any additional notice, and the Bottler shall have no right to claim any implicit renewal of this Agreement.

28.	(a)	This Agreement may be terminated by the Company or by the Bottler immediately and without any liability whatsoever by written notice given by either party entitled to the termination to the other party:

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(1)	If the Company, the Authorized Suppliers or the Bottler cannot legally obtain the foreign currency for remittance abroad of the payment of importations of Beverage Bases or ingredients or materials necessary for the preparation of the Beverage Bases, Syrups or Beverages; or

(2)	If either party hereto is no longer in conformity with the laws or regulations applicable in the country where the Territory is located and, as a result, or resulting from any other law affecting this Agreement, any of the material provisions provided herein cannot be legally complied with or the Syrups cannot be prepared or the Beverages cannot be prepared or sold pursuant to the instructions issued by the Company in accordance with above mentioned Section 20, or if any of the Beverage Bases cannot be prepared or sold pursuant to the Company’s formulae or the rules provided by the latter.

(b)	The Company may terminate this Agreement immediately without any liability whatsoever for damages:

(1)	If Bottler becomes insolvent or is declared in cessation of payments or a bankruptcy petition is filed against it or on behalf of the Bottler without it being suspended or rejected within one hundred twenty (120) days following the submission thereof, or if the Bottler files a request to liquidate or close its business, or if its winding up is requested or a judicial order in this way is issued against the Bottler, or if a receiver, attachment officer or judicial administrator is appointed to handle the Bottler’s business, or if the Bottler enters into judicial or voluntary agreements with its creditors, or completes any similar arrangement with them or a voluntary assignment of assets in benefit of creditors is made.

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(2)	In the event of winding up, nationalization or expropriation of Bottler or in event of seizure of Bottler’s productive or distribution assets.

29.	(a)	This Agreement may be terminated by the Company or by the Bottler if either party fails to comply with any of the terms, provisions or conditions hereof and fails to remedy such failure(s) within sixty (60) days after said party has received written notice about such failure(s).

(b)	In addition to any other remedies the Company may be entitled in virtue hereof, if at any time the Bottler no longer follows or complies with instructions prescribed by the Company or required by applicable laws in the Territory for the preparation of Syrups or Beverages, the Company shall be entitled to prohibit the production of Syrups or Beverages until failure to comply has been remedied at Company’s satisfaction, and the Company may require withdrawal from the market, at Bottler’s expense, of those Beverages not being in conformity with or not prepared pursuant to such instructions, provisions or requirements, and Bottler, without delay, will comply with such prohibition or requirement. During the period of such production prohibition, the Company shall be entitled to suspend deliveries of Beverage Bases to Bottler and shall also have the right to provide or cause or permit others to provide Beverages in Authorized Containers in the Territory. No prohibition or requirement may be deemed as waiver of the Company’s rights to terminate this Agreement pursuant to this Section.

30.	At expiration or early termination of this Agreement or cancellation of the authorization for one(some) Beverage(s) and then only and with respect to such Beverage(s), as the case may be:

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(a)	The Bottler thereafter shall no longer prepare, bottle, distribute or sell Beverages or make any use whatsoever of Registered Trademarks, Authorized Containers, boxes, caps, labels, bottling material or advertising material used or devoted for use by Bottler regarding the preparation, bottling, distribution and sale of Beverages;

(b)	The Bottler shall immediately delete any reference to the Company, the Beverages and the Registered Trademarks from the facilities, delivery vehicles, direct sales equipment and other equipment owned by the Bottler and all business stationery and all written, graphic, electromagnetic, digital or other promotional or advertising material used or retained by the Bottler, and thereafter, the Bottler shall not assert in any way whatsoever it hold any relationship with the Company, the Beverages or the Registered Trademarks;

(c)	The Bottler shall immediately deliver to the Company or a third party pursuant to the Company’s instructions, all Beverage Bases, Beverages in Authorized Containers, Authorized Containers usable with Registered Trademarks or any of them, boxes, caps, labels, bottling materials and advertising material for Beverages yet being possessed by the Bottler or under control thereof. The Company, upon receipt of material according to such instructions, shall pay the Bottler an amount equal to the market’s reasonable value of such consumables or materials, provided that the Company shall only accept and pay those consumables and materials under usable and first class condition. All Authorized Containers, caps, labels, container material and advertising material holding the name of the Bottler and consumables or materials not proper for use pursuant to the Company’s provisions, shall be destroyed by the Bottler without any cost for the Company. In case this Agreement is terminated pursuant to the proviso of Sections 18 or 28(a) or as a result of any of the circumstances set forth in Section 35 (including the termination

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by operation of law), or if the Agreement is terminated by the Bottler due to any other reason pursuant to or resulting from the application of Sections 26 or 29, or by effect of the authorization cancellation for one (some) Beverage(s) pursuant to Section 26(e) or Section 31, the Company shall have the option, but not the obligation, to purchase from Bottler the consumables and materials mentioned above;

(d)	All herein-mentioned rights and obligations, either expressly provided or acquired or being acquired by the use, custom, or any other manner, shall expire, cease and terminate, with the exception of the Bottler’s obligations contained in Sections 13(b) (2) and (b) (3), 14, 15, 16, 17(e), 19(a), 30, 36 (a), (b), (c) and (d) and 37, all of which will continue in full force and effect. It is always understood that this provision shall not affect any of the rights the Company may have against the Bottler with respect to claims for non-payment of any debt or obligation of Bottler with the Company or authorized suppliers.

31.	In addition to all other remedies for Company with respect to any failure by the Bottler to comply with the terms, obligations and conditions hereof, if such default only relates to the preparation, bottling, distribution and sale by the Bottler of one or more, but not all, Beverages then the Company may choose to cancel the authorizations granted to Bottler with respect to such Beverage or Beverages pursuant to this Agreement. In case the Company cancels authorizations to Bottler based on this Section, the provisions of Section 30 shall apply with respect to such Beverage or Beverages, and the Company shall have no additional obligations with the Bottler with respect to the Beverage or Beverages which authorizations have been canceled, and the Company shall have the right to prepare, bottle, distribute or sell, or grant authorizations to a third party as to the preparation, bottling, distribution and sale of such Beverage or Beverages in the Territory.

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VIII.	GENERAL PROVISIONS

32.	It is acknowledged and accepted between parties hereto that the Company has a legitimate interest to keep, promote and protect the global performance, efficiency and integrity of the Company’s products international bottling, distribution and sale system. It is further acknowledged and accepted between parties hereto that this Agreement has been entered into by the Company intuitu personae in consideration to the identity, character and integrity of the owners, controlling parties, and directives of the Bottler and the Bottler, on its part, guarantees that, prior to the execution of this Agreement, it has fully revealed to the Company the names of the owners and third parties holding rights or exercising an effective power, control or direction on the Bottler. Therefore, the Bottler hereby accepts and undertakes with the Company:

(a)	To abstain from assigning, transferring, pledging or in any way encumbering all or part of this Agreement or any interest thereon, in favor of any third party(ies), without the Company’s prior written consent;

(b)	To abstain from delegating the performance of this Agreement, in whole or in part, to any third party(ies), without the Company’s prior written consent;

(c)	To given prompt notice to the Company in the event of or when being aware of a third party’s action that might result or results in any change of the Bottler’s property or control;

(d)	To make available to the Company on a periodical basis and at the Company’s request, full records of Bottler’s ownership with precise information concerning to any third party(ies) directly or indirectly controlling the same;

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(e)	Insofar as the Bottler has any legal control over any changes on Bottler’s property or control, to abstain from giving rise, conducting, consenting, accepting changes, without the Company’s prior written consent; and

(f)	If the Bottler is organized as a partnership, to abstain from changing the composition of such company by the admission of new partners or departure of existing partners, without the Company’s prior written consent.

In addition to the aforementioned in this Section, if a change proposed in the Bottler’s property or control fully or partially involves a direct or indirect transfer to or the acquisition of property or control of Bottler, by a person or entity authorized by the Company to manufacture, sell, distribute or in any other way negotiate in any of the beverages and/or any Company’s registered trademark (the “Acquiring Bottler”), the Company may request all information deemed relevant of both the Bottler and the Acquiring Bottler so as to decide whether it accepts or not such change. In either circumstance, parties being acknowledged and admitting the Company’s legitimate interest to keep, promote and protect the global performance, efficiency and integrity of the Company’s products international bottling, distribution and sale system, expressly accept that the Company is entitled, when making such decision, to consider all factors deemed pertinent and to apply the criteria it considers relevant.

In addition, it is hereby acknowledged and agreed amongst parties that the Company, at its full discretion, may withhold its consent to any change proposed in the property or other transaction set forth in this Section 32, or may subject its consent to those conditions it may determine, at its full discretion. Parties expressly agree that any violation by Bottler of the preceding provision contained in this Section 32, shall entitle the Company to immediately terminate this Agreement; and, due to the personal nature of

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this Agreement, they agree that the Company shall be entitled to end this Agreement if any other third party(ies) obtain a direct or indirect interest in the property or control of Bottler, although Bottler has no means to prevent such change, if, at Company’s opinion such change may enable such third party(ies) to exercise any influence on the Bottler’s direction or may substantially affect the Bottler’s capacity to duly perform the terms, obligations and conditions hereof.

33.	The Bottler, prior to the issuance, offer, sale, transfer, commercialization or exchange of its share certificates or any other ownership certificates, bonds, obligations or any other debt certificate, or the promotion of the aforementioned activities, must obtain written consent from the Company, provided that the Bottler uses the name of the Company or the Registered Trademarks or any reference of its commercial relations with the Company is made in prospectus, promotional material, or other sales efforts. The Bottler may not use the Company’s name or the Registered Trademarks or any other reference to the relationship with the Company in prospectus or advertising or promotional material used with respect to the Bottler’s acquisition of shares or other ownership certificates in other company without the Company’s prior written approval.

34.	The Company may assign any of its rights and delegate all or part of its duties or obligations arising hereunder to one or more of its subsidiaries or affiliate companies by written notice to Bottler; provided, however, that any delegation of this sort does not release the Company from any of its obligations undertaken in virtue hereof.

In addition, the Company, at its full discretion and by written notice to the Bottler, may appoint a third party as representative to assure that Bottler shall comply with its obligations pursuant to this Agreement, with full powers to supervise the Bottler’s performance and request it the compliance

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with all the terms and conditions hereof. The Company may change or revoke such appointment at any time by sending written notice to Bottler.

35.	Neither the Company nor the Bottler shall be liable for the failure to comply any of its herein-mentioned obligations whenever such default is caused or resulting from:

(a)	Strike, black list inclusion, “boycott”, or trade sanctions arising upon in way whatsoever.

(b)	Act of God, force majeure, public enemies, legal provisions or administrative acts (including withdrawal of any government authorization required by either party to comply with the terms hereof), embargo, quarantine, riot, insurrection or declared or undeclared war, state of ware or belligerence or risk; or

(c)	Any other circumstance beyond parties’ control.

In case the Bottler is unable to perform its obligations as a result of any of the aforementioned circumstances set forth in this Section and while so incapacity status remains, the Company and the Authorized Supplies shall be released from their obligations set forth under Sections 4 and 5. In case such failure remains for a period of six (6) months or more, either party may terminate this Agreement.

36.	(a)	the Company reserves the sole and exclusive right to begin any civil, administrative or criminal proceeding or action and in general take or search any legal remedy available it deems appropriate for the protection of its reputation and industrial property rights as well as for the protection of the Beverage Bases, the Syrups and the Beverages and to defend any action affecting such issues. At the Company’s request, the Bottler shall assist any of such actions. The Bottler may not bring any claim against the Company resulting from

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such procedures or actions or for any failure to begin or defend such procedures or actions. The Bottler shall give immediate notice to the Company of any litigation or proceeding initiated or threatening to affect such matters. The Bottler shall not bring any legal or administrative procedure against any third party that might affect the Company’s interest without prior written consent thereof.

(b)	The Company has the exclusive right and responsibility of raising and defending all procedures and actions related with the Registered Trademarks. The Company may raise or defend any of such procedures or actions on its behalf or require the Bottler to raise or defend such procedures or actions either on its behalf or jointly on behalf of the Bottler and the Company.

(c)	The Bottler agrees to consult with the Company all product liability claims, procedures or actions raised against the Bottler in connection with the Beverages or Authorized Containers to conduct the defense and actions reasonable instructed by the Company so as to protect the Company’s interest in the Beverages, Authorized Containers or commercial reputation (goodwill) associated to the Registered Trademarks.

(d)	The Bottler shall indemnify and compensate from all loss or liability the Company, its affiliates and associates, and its respective directors, managers and employees from and against all costs, damages, claims, obligations and liabilities arising from facts and circumstances not attributable to the Company including, but not limited to, costs and expenses incurred in the settlement or any transaction thereof resulting from the preparation, bottling, distribution, sale or promotion of the Beverages by the Bottler, including but not limited to, the costs arising upon acts or omissions,

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either negligent or not, by Bottler, Bottler’s distributors, its suppliers and wholesalers.

(e)	The Bottler shall obtain and keep in force an insurance policy from an insurance company acceptable for the Company providing full and extended coverage as to both the amount and risk covered with respect to the matters referred to in subsection (d) above (including indemnity contained therein) and at the Company’s request, it shall submit proof of existence of such insurance. Compliance of Section 36(e) shall not limit or release Bottler from its obligations under Section 36(d) set forth herein.

37.	The Bottler agrees with the Company that:

(a)	It shall not make any statements or disclosures to the public or government authorities or any other third party related to the Beverage Bases, the Syrups or the Beverages, without the Company’s prior written consent;

(b)	At all times, both during the term and after the termination of this Agreement, it shall keep strict secrecy of any confidential information or secret including, but not limited to, the instructions and techniques for mixing, sales, marketing and distribution, projects and plans related with the matter subject to this Agreement that the Bottler might receive from the Company or otherwise, and shall assure that such information shall be known only and to the extent it is required by such directors, manager and employees signing legally required documents wherein they undertake to keep confidentiality of the matters set forth in the Section.

(c)	At the expiration or early termination of this Agreement, the Bottler shall make necessary arrangements to deliver the Company pursuant to the instructions provided by the latter of all written, graphic,

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electromagnetic, computerized, digital or any other materials containing any information subject to the confidentiality obligation contained herein.

38.	In case any of the provisions of this Agreement is or becomes legally ineffective or invalid, the validity or effect of the remaining provisions hereof shall not be affected; provided that the invalidity or ineffectiveness of such provisions does not burden or unduly prevent the performance of this Agreement or impairs the property or validity of the Registered Trademarks. The right to terminate the Agreement pursuant to this Section 28(a)(2) shall not be hereby affected.

39.	(a)	In connection with all matters mentioned herein, this Agreement constitutes the only understanding between the Company and the Bottler. Any preceding agreements between parties related to like subjects are hereby cancelled, except for the covenants entered into pursuant to Section 19 of this Agreement. It is understood, however, that any written statement made by the Bottler and taken into account by the Company to enter into this Agreement shall remain in force, thereby binding the Bottler.

(b)	Any waiver or amendment, or alteration or addition to this Agreement or any provision thereof, shall not bind the Company or the Bottler unless such is respectively executed by the Company’s and the Bottler’s duly authorized representatives.

(c)	All written notices made for the purposes of this Agreement shall be made by cable, telegram, telex, personal delivery or certified mail and shall be deemed delivered at the date such notice is dispatched, such certified letter is placed on mail, or the personal delivery is effected. Such written notices shall be addressed to the last known address of the interested party. The change of address by either party must be promptly informed in writing to the other party.

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40.	The Company’s failure to promptly exercise any of the rights granted hereunder, or to require strict compliance of any obligation undertaken by the Bottler, shall not be deemed as a waiver of such right or the right to demand subsequent compliance of all and each obligation undertaken by the Bottler under this Agreement.

41.	The Bottler is an independent contractor and not a Company’s agent. The Bottler accepts that it shall neither declare it is a Company’s agent nor it be deemed as such for any purpose whatsoever. Consequently, it releases the Company from any claim or compensation related to the rights set forth in Article 1324 of the Code of Commerce. Likewise, the Bottler waives to any right of retention it could have regarding the Company’s procedures, including the proviso in Article 1326 of the mentioned Code.

42.	The headings contained herein are only for parties’ convenience purposes and shall not affect the construction of this Agreement.

43.	This Agreement shall be interpreted and construed in accordance with the laws of the Republic of Colombia.

44.	The Appendices and Schedules attached hereto are incorporated into this Agreement for all purposes and must be signed by the Company’s and the Bottler’s authorized representatives.

IN WITNESS WHEREOF, the Company, in Atlanta, Georgia, U.S.A. and the Bottler in Santafé de Bogotá, Colombia, have agreed to the execution of this Agreement in three counterparts, through their authorized representatives.

THE COCA-COLA COMPANY	PANAMCO-COLOMBIA S.A.
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date:	Date:

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Schedule A

AUTHORIZATION REGARDING SYRUPS FOR POST-MIX BEVERAGES

Place: Santafé de Bogotá Date: August 7, 2003

Pursuant to the provisions of Section 3 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Company hereby grants non-exclusive authorization to the Bottler to prepare, bottle, distribute and sell syrups for the following Beverages:

COCA-COLA COCA-COLA LIGHT LIFT QUATRO SPRITE

(the mentioned syrups shall be hereinafter referred to in this Schedule A as “Post-Mix Syrups”) to retailers in the Territory to serve Beverages through Post-Mix vending machines in or beside retailer premises and also to operate Post-Mix vending machines and sell Beverages served therein directly to consumers, subject to the following conditions:

a)	The Bottler shall not sell Post-Mix Syrups to retailers in the Territory for use in any Post-Mix vending machine, or operate any Post-Mix vending machine, unless:

i.	There is a proper drinking water source;

ii.	All Post-Mix vending machines are the type approved by the Company and adjust in all respects to hygiene and other sort of provisions communicated by the Company in writing to the Bottler concerning the preparation, bottling and sale of Post-Mix Syrups; and

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iii.	The Beverages served through Post-Mix vending machines are in strict conformity with the instructions for the preparation of Beverages from Post-Mix Syrups as provided in writing by the Company to the Bottler from time to time.

b)	The Bottler shall take samples of Beverages served through Post-Mix vending machines operated by retailers to which Bottler has provided Post-Mix Syrups or from those operated by the Bottler, pursuant to the instructions and intervals informed in writing by the Company and shall submit such samples to the Company for inspection, at its expense.

c)	The Bottler, at its own initiative and responsibility, shall immediately discontinue the sale of Post-Mix Syrups to any retailers not complying with the rules provided by the Company.

d)	The Bottler shall discontinue the sale of Post-Mix Syrups to any retailers when informed by the Company that any of the Beverages served through Post-Mix vending machines located in or beside the retailer premises do not comply with the rules provided by the Company for Beverages or that the Post-Mix vending machines are not the type approved by the Company.

e)	The Bottler agrees:

i.	To sell and distribute Post-Mix Syrups only in containers previously approved by the Company and to use in such containers only those labels approved by the Company; and

ii.	To exercise all influence to persuade retailer to use a common crystal glass, paper cup or other container, approved by the Company and with the legends and graphic designs approved by the Company in order that Beverages served to customer are properly identified and served in an attractive and hygienic container.

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Except as amended in this Schedule, all terms, covenants and conditions contained in such Bottler’s Agreement shall apply to this supplementary authorization for the preparation, bottling, distribution and sale of Post-Mix Syrups and, in this regard, it is expressly agreed between parties that the terms, conditions and obligations for Bottler, as provided in such Bottler’s Agreement, shall be incorporated hereto by reference and, unless the context provides otherwise, the term “Beverages” shall also refer to the term Post-Mix Syrups for the purposes of this supplementary authorization granted to Bottler.

Either party upon a ninety (90) day advance written notice may terminate this authorization. Also, it is understood and accepted that this supplementary authorization shall terminate automatically upon expiration or early termination of such Bottler’s Agreement.

This authorization replaces all preceding authorizations between the Company and the Bottler in connection with the matter subject to this Schedule A.

PANAMCO-COLOMBIA S.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

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Schedule B

AUTHORIZATION REGARDING PRE-MIX BEVERAGES

Place: Santafé de Bogotá Date: August 7, 2003

Pursuant to the provisions of Section 3 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Company hereby authorizes the Bottler to prepare and bottle the following Beverages:

COCA-COLA COCA-COLA LIGHT LIFT QUATRO SPRITE

(the mentioned Beverages shall be hereinafter referred to as “Pre-Mix Beverages”) for the distribution and sale in stainless steel containers or such other pressure containers (hereinafter referred to as “Pre-Mix Containers”) as approved by the Company, to retailers in the Territory operating mechanical equipment (hereinafter referred to as “Pre-Mix Vending Machines”) of certain type approved by the Company and also to operate such Pre-Mix vending machines and sell Pre-Mix Beverages served therein directly to consumers, subject to the following conditions:

a)	The Bottler shall keep enough equipment in all respects to fully satisfy demand of Pre-Mix Beverages in the Territory and to prepare under hygiene and other provisions established by the Company and shall comply with all legal requirements; and shall enable the Company and its officers access and inspection at all times to the facilities, equipment and methods used by the Bottler in the Pre-Mix Beverage preparation and the filling and storage of Pre-Mix Containers, to confirm if Bottler is complying with the conditions

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of this authorization and the Bottler’s Agreement, specially to confirm if the Bottler is strictly complying with the provisions set forth by the Company for Pre-Mix Beverages.

b)	The Bottler shall use in Pre-Mix Containers only those labels approved from time to time by the Company.

c)	The Bottler shall assure that when keeping and operating Pre-Mix Vending Machines, retailers follow the hygiene and other sort of regulations set forth by the Company and that they comply with the legal requirement. With this purpose, the Bottler shall conduct periodical inspections to confirm that retailers comply with them and shall require retailers to allow the Company to make like inspections. The provisions of this literal shall apply to Bottler in the maintenance and operation of Pre-Mix Vending Machines and the sale of Pre-Mix Beverages served by such equipment directly to consumers.

(d)	The Bottler shall not sell Pre-Mix Beverages to any retailer not complying with the regulations provided by the Company in the maintenance and operation of Pre-Mix Vending Machines.

Except as amended in this Schedule, all terms, covenants and conditions contained in such Bottler’s Agreement shall apply to this supplementary authorization for the preparation, bottling, distribution and sale of Pre-Mix Beverages and, in this regard, it is expressly agreed between parties that the terms, conditions and obligations for Bottler, as provided in such agreement, shall be incorporated hereto by reference and, unless the context provides otherwise, the term “Beverages” shall also refer to the term Pre-Mix Beverages for the purposes of this supplementary authorization.

Either party upon a ninety (90) -day advance written notice may terminate this authorization. Also, it is understood and accepted that this supplementary authorization shall terminate automatically upon expiration or early termination of such Bottler’s Agreement.

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This authorization replaces all preceding authorizations between the Company and the Bottler in connection with the matter subject to this Schedule B.

PANAMCO-COLOMBIAS.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed _
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

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Schedule C

Authorization to sell to Cruises and International Airlines

Place: Santafé de Bogotá Date: August 7, 2003

Pursuant to the provisions of Section 3 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Company hereby authorizes the Bottler to sell the Beverages identified below to international cruises and(or) international airlines in the following containers (hereinafter and for the purposes of this document the “Authorized Containers”) within the Territory (pursuant to the Bottler’s Agreement for its resale in the ships and(or) in aircrafts:

COCA-COLA	NON-RETURNABLE PET BOTTLE	2.500 ml
COCA-COLA LIGHT	NON-RETURNABLE PET BOTTLE	2.500 ml

In accordance with the following terms and conditions:

1.	This authorization may be revoked at any time, and can be further terminated automatically in case of termination upon expiration of the term or other reasons set forth in the Bottler’s Agreement.

2.	Upon termination or cancellation of this authorization, the Bottler must suspend forthwith the sale and(or) distribution to the aforementioned international cruises or international airlines.

3.	Except for the matter amended in this Schedule, all provisions of the Bottler’s Agreement shall remain fully in force and effect.

This authorization replaces all former authorizations entered into between the Company and the Bottler as to the matter subject to this Schedule C.

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PANAMCO-COLOMBIAS.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

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COMPLEMENTARY AGREEMENT TO THE BOTTLER’S AGREEMENT

Place: Santafé de Bogotá
Date: November 18, 1999

Reference is made to the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, for a specific territory in Colombia (hereinafter the “Territory”), effective as from July 1st, 1999 (hereinafter the “Bottler’s Agreement”). The terms used in this Complementary Agreement and defined in the Bottler’s Agreement shall have the meaning allocated thereto in the Bottler’s Agreement.

Pursuant to Section 32(b) of the Bottler’s Agreement, the Bottler undertook to abstain from delegating the performance of the Bottler’s Agreement, in whole or in part, to a third party or third parties, without the Company’s prior written consent. The Company hereby authorizes the Bottler to delegate, in whole or in part, to its subsidiaries mentioned below (hereinafter the “Bottler Companies”), the performance of the obligations undertaken under the Bottler Agreement, provided that the performance of the Bottler’s obligations by the Bottler Companies is subject to the terms and conditions of this Complementary Agreement and the Bottler’s Agreement.

Bottler Company	Panamco-Industrial de Gaseosas S.A.

Plants:

1.	Bogotá Norte. Domicile: Carrera 94 No. 42-94.

2.	Bogotá Sur. Domicile: Autopista Sur No. 77-20.

3.	Duitama. Domicile: Calle 20 No. 35-72.

4.	Cali. Domicile: Carrera 98 No. 16-95

5.	Medellín. Domicile: Diagonal 64A No. 67-180.

6.	Pereira. Domicile: Kilómetro 11 Vía a Cerritos.

7.	Villavicencio. Domicile: Vía Puerto López Kilómetro 1.5.

8.	Ibagué. Domicile: Avda. Mirolindo Vía Parque Deportivo.

9.	Pasto. Domicile: Carrera 26, Calle 12 Sur; Avenida Mijitayo

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Bottler Company	Embotelladora de Santander S.A.

Plants:

Bucaramanga. Domicile: Kilómetro 2 Vía a Girón Cúcuta. Domicile: Avenida El Pórtico No. 44-130 El Resumen Barrancabermeja. Domicile: Carretera Circunvalación No. 3-34

Bottler Company	Embotelladora Román S.A.

Plants:

Cartagena. Domicile: Bosque Diagonal 21 Carretera Principal Barranquilla. Domicile: Calle 30 No. 20-10 Montería. Domicile: Carrera 3a. No. 18-11 Valledupar. Domicile: Carrera 9a. No. 7-139

Bottler Company	Bottling of Huila S.A

Plant:

Neiva. Domicile: Carrera 1a. No. 45-05

Delegation of Bottler’s obligations to the Bottler Companies shall not release Bottler from its contractual obligations undertaken under the Bottler Agreement.

For the purposes of this authorization, the Company shall specify at its sole discretion and through the relevant documents, those Beverages that the Bottler Companies are authorized to prepare, bottle, distribute and sell in the Territory, as well as the Authorized Containers and other additional authorizations in connection to the preparation, bottling, sale and distribution of Beverages. The Bottler Companies shall not prepare, bottle, sell or distribute the Beverages, nor shall use any of the Authorized Containers or other forms or modes not previously approved in writing by the Company.

The Bottler Companies represent and warrant to the Company that they know, and in the preparation, bottling, sale and distribution of Beverages shall strictly comply with all the

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terms and conditions of the Bottler’s Agreement applicable to the preparation, bottling, sale and distribution of Beverages. It is expressly agreed between parties to this Complementary Agreement that the Bottler’s terms, conditions and obligations, as provided in the Bottler’s Agreement, shall be incorporated hereto by reference and shall apply to the Bottler Companies.

The Bottler represents and warrants to the Company that the Bottler Companies are Bottler’s majority-owned subsidiary companies or companies, directly or indirectly, controlled by the Bottler. In this regard, any change proposed in the ownership or control of the Bottler Companies shall be subject to the Company’s prior approval. For the purposes of this Complementary Agreement, control of the Bottler Companies shall mean the direct or indirect position of the controlling power or influence in the Bottler Companies’ management and policies through ownership of voting securities, contract or other relation.

Without prejudice to the commitment acquired in this instrument by the Bottler Companies, due to the Bottler’s control relationship and share interest over such Bottler Companies, which element has been essential to enter into this Complementary Agreement, the Bottler undertakes to hold the Company harmless, at all times, from any action or claim of any nature whatsoever that might be raised or intended by any of the Bottler Companies against the Company.

The Complementary Agreement shall terminate automatically, without requirement or notice whatsoever upon expiration or early termination of the Bottler Agreement. It is specifically agreed between parties to this Complementary Agreement that the Company, at its sole discretion, through written notice given with thirty (30) calendar days in advance, shall have the right to withdraw its authorization granted to Bottler so as to delegate to the Bottler Companies the performance of obligations undertaken under this Bottler Agreement. This Complementary Agreement shall be construed and interpreted in accordance with the laws of the Republic of Colombia.

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IN WITNESS WHEREOF, the Company, in Atlanta, Georgia, U.S.A. and the Bottler in Santafé de Bogotá, Colombia, have agreed to the execution of this Agreement in three counterparts, through their authorized representatives.

THE COCA-COLA COMPANY By: Signed Authorized Representative

PANAMCO-COLOMBIA S.A. By: Signed Authorized Representative

EMBOTELLADORAS DE SANTANDER S.A. By: Signed Authorized Representative

EMBOTELLADORA ROMAN S.A. By: Signed Authorized Representative

EMBOTELLADORA DEL HUILA S.A. By: Signed Authorized Representative

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July 1st, 1999

Messrs. PANAMCO-COLOMBIA S.A Santafé de Bogotá D.C. Colombia

Dear Sirs:

Reference is made to the Bottler’s Agreement between The Coca-Cola Company (hereinafter referred to as the “Company”) and Panamco-Colombia S.A. (hereinafter referred to as the “Bottler”), effective as from July 1st, 1999 (hereinafter the “Agreement”):

1.	In the course of our recent conversations, you requested the clarification of section 26(b), which the Company agreed to do as follows:

The Company shall not intent to exercise the rights set forth in Section 26(b) of the Agreement concerning maximum prices in such manner it might force the Bottler to no longer comply with its long-term obligations with its stockholders.

2.	As to Section 32(b) of the Agreement, the Company acknowledges and accepts that the Bottler shall perform its obligation under the Agreement through the following wholly-owned branch offices, which shall cover the specific territories, as described in the attached schedules:

Embotelladoras de Santander S.A. Embotelladora Román S.A. Embotelladora del Huila S.A.

45

3.	Pursuant to Section 29 of the Agreement, the Company shall be entitled to terminate the Agreement with respect to any specific portion of the territory served by the above-mentioned branch offices, whenever such branch offices, at the Company’s exclusive judgment, do not satisfy one or more substantial conditions of the Agreement.

4.	The Company and the Bottler agree that all remaining clauses, terms and conditions of the agreement shall remain unchanged and in full force and effect.

Very truly yours,

THE COCA-COLA COMPANY

Signed

Authorized Representative

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Letter dated July 1, 1999 IN ENGLISH

47

Appendix I

BEVERAGES

Place: Santafé of Bogotá Date: August 7, 2003

For the purposes of the Bottler’s Agreement entered into between The Coca-Cola Company and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Beverages referred to in Recital A of such Agreement are:

COCA-COLA
COCA-COLA LIGHT
FANTA DURAZNO
FANTA NARANJA
FANTA SALPICÓN
LIFT
LIFT MANZANA VERDE
POWERADE FRUTAS TROPICALES
POWERADE GREEN SQUALL
POWERADE LIMA LIMÓN
POWERADE MANDARINA NARANJA
POWERADE MOUNTAIN BLAST
QUATRO
QUATRO LIMÓN
SPRITE
SPRITE LIGHT

The description of the Beverages in this Appendix I replaces all descriptions and previous Appendices related with the Beverages for the purposes of Recital A of said Bottler’s Agreement.

48

PANAMCO-COLOMBIA S.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

49

Appendix II

REGISTERED TRADEMARKS

Place: Santafé of Bogotá Date: August 7, 2003

For the purposes of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Registered Trademarks of the Company referred to in Recital B of such Agreement are:

COCA-COLA, COCA-COLA LIGHT, COKE, COKE LIGHT, COCA-COLA DESIGN BOTTLE, FANTA DESIGN BOTTLE, LIFT DESIGN BOTTLE, QUATRO DESIGN BOTTLE, SPRITE DESIGN BOTTLE, FANTA, LIFT, POWERADE, QUATRO, SPRITE, including all transliterations, applications, registrations, and copyright of the commercial presentations, related with these marks.

The description of the Registered Trademarks of this Appendix II replaces all descriptions and previous Appendices related with the Registered Trademarks for the purposes of Recital B of said Bottler Agreement.

PANAMCO-COLOMBIA S.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

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Appendix III

TERRITORY

Place: Santafé of Bogotá
Date: July 1, 1999

For the purposes of the Bottler’s Agreement entered into between The Coca-Cola Company and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Territory referred to in Section 1 of such Agreement are:

The Republic of Colombia, in accordance with the attached map, with exclusion of the following territories:

- The city of Florencia and the territory covered by the Department of Caquetá.

- The Department of Amazonas.

- The population of Apartadó (Antioquia) and those portions of the Departments of Antioquia and Chocó encompassed by an imaginary line starting at the point where the border line of the Departments of Antioquia and Córdoba intercepts the Caribbean Sea and continues, following said line, to a Northern point of La Granja (Antioquia); thereafter in straight line and toward south, passing through Ituando (Antioquia) to Sabanalarga (Antioquia); from such point in straight line and toward south-west passing through Buriticá (Antioquia) to Giraldo (Antioquia); from such point toward north-west Cañasgordas (Antioquia) in straight line toward west until finding the Pacific Ocean. From such point toward north-west, to the Panama border line. From such point toward north-east, following the border line until such line crosses with the Caribbean Sea.

The description of the Territory in this Appendix III replaces all descriptions and previous Appendices related with the Territory for the purposes of Section 1 of said Bottler Agreement.

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PANAMCO-COLOMBIA S.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: August 12/99	Date:

52

Appendix IV

AUTHORIZED CONTAINERS

Place: Santafé of Bogotá Date: August 7, 2003

Pursuant to the provisions of Section 2 of the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler signing at the end of this writing, effective as from July 1st, 1999, the Company authorizes the Bottler to prepare, distribute and sell Beverages in the following containers, which for the purposes of said Bottler’s Agreement shall be regarded as Authorized Containers.

COCA-COLA	RETURNABLE GLASS BOTTLE	2 ml.
COCA-COLA	RETURNABLE GLASS BOTTLE	350 ml.
COCA-COLA	RETURNABLE GLASS BOTTLE	1.000 ml.
COCA-COLA	RETURNABLE PET BOTTLE	1.500 ml.
COCA-COLA	RETURNABLE PET BOTTLE	2.000 ml.
COCA-COLA	NON-RETURNABLE GLASS BOTTLE	237 ml.
COCA-COLA	STRAIGHT WALL NON-RETURNABLE PET BOTTLE	1.650 ml.
COCA-COLA	CONTOUR NON-RETURNABLE PET BOTTLE	2.000 ml.
COCA-COLA	CONTOUR NON-RETURNABLE PET BOTTLE	2.500 ml.
COCA-COLA	CONTOUR NON-RETURNABLE PET BOTTLE	600 ml.
COCA-COLA	CAN	355 ml.

COCA-COLA LIGHT	RETURNABLE GLASS BOTTLE	192 ml.
COCA-COLA LIGHT	RETURNABLE GLASS BOTTLE	350 ml.
COCA-COLA LIGHT	RETURNABLE PET BOTTLE	1.500 ml.
COCA-COLA LIGHT	RETURNABLE PET BOTTLE	2.000 ml.
COCA-COLA LIGHT	NON-RETURNABLE GLASS BOTTLE	237 ml.
COCA-COLA LIGHT	CONTOUR NON-RETURNABLE PET BOTTLE	2.000 ml.
COCA-COLA LIGHT	CONTOUR NON-RETURNABLE PET BOTTLE	600 ml.
COCA-COLA LIGHT	CONTOUR NON-RETURNABLE PET BOTTLE	2.500 ml.
COCA-COLA LIGHT	CAN	355 ml.

FANTA DURAZNO	RETURNABLE GLASS BOTTLE	192 ml.

53

FANTA DURAZNO	RETURNABLE GLASS BOTTLE	350 ml.
FANTA DURAZNO	NON-RETURNABLE PET BOTTLE	1.650 ml.
FANTA DURAZNO	NON-RETURNABLE PET BOTTLE	2.250 ml.

FANTA NARANJA	RETURNABLE GLASS BOTTLE	350 ml.

FANTA SALPICÓN	RETURNABLE GLASS BOTTLE	350 ml.

LIFT	RETURNABLE GLASS BOTTLE	192 ml.
LIFT	RETURNABLE GLASS BOTTLE	350 ml.
LIFT	RETURNABLE GLASS BOTTLE	1.000 ml.
LIFT	NON-RETURNABLE GLASS BOTTLE	237 ml.
LIFT	RETURNABLE PET BOTTLE	1.500 ml.
LIFT	NON-RETURNABLE PET BOTTLE	600 ml.
LIFT	NON-RETURNABLE PET BOTTLE	1.650 ml.
LIFT	NON-RETURNABLE PET BOTTLE	2.250 ml.
LIFT	CAN	355 ml.

LIFT MANZANA VERDE	RETURNABLE GLASS BOTTLE	192 ml.
LIFT MANZANA VERDE	RETURNABLE GLASS BOTTLE	350 ml.
LIFT MANZANA VERDE	RETURNABLE GLASS BOTTLE	1.000 ml.
LIFT MANZANA VERDE	NON-RETURNABLE GLASS BOTTLE	237 ml.
LIFT MANZANA VERDE	RETURNABLE PET BOTTLE	1.500 ml.
LIFT MANZANA VERDE	NON-RETURNABLE PET BOTTLE	600 ml.
LIFT MANZANA VERDE	NON-RETURNABLE PET BOTTLE	1.650 ml.
LIFT MANZANA VERDE	NON-RETURNABLE PET BOTTLE	2.250 ml.
LIFT MANZANA VERDE	CAN	355 ml.

POWERADE FRUTAS TROPICALES	NON-RETURNABLE PET BOTTLE	473 ml.
POWERADE FRUTAS TROPICALES	NON-RETURNABLE PET BOTTLE	473 ml. practi-cap

POWERADE GREEN SQUALL	NON-RETURNABLE PET BOTTLE	473 ml.
POWERADE GREEN SQUALL	NON-RETURNABLE PET BOTTLE	473 ml. practi-cap

POWERADE LIMA LIMÓN	NON-RETURNABLE PET BOTTLE	473 ml.
POWERADE LIMA LIMÓN	NON-RETURNABLE PET BOTTLE	473 ml. practi-cap

54

POWERADE MANDARINA NARANJA	NON-RETURNABLE PET BOTTLE	473 ml.
POWERADE MANDARINA NARANJA	NON-RETURNABLE PET BOTTLE	473 ml. practi-cap

POWERADE MOUNTAIN BLAST	NON-RETURNABLE PET BOTTLE	473 ml.
POWERADE MOUNTAIN BLAST	NON-RETURNABLE PET BOTTLE	473 ml. practi-cap

QUATRO	RETURNABLE GLASS BOTTLE	192 ml.
QUATRO	RETURNABLE GLASS BOTTLE	350 ml.
QUATRO	RETURNABLE GLASS BOTTLE	1.000 ml.
QUATRO	RETURNABLE PET BOTTLE	1.500 ml.
QUATRO	RETURNABLE PET BOTTLE	2.000 ml.
QUATRO	NON-RETURNABLE GLASS BOTTLE	237 ml.
QUATRO	NON-RETURNABLE PET BOTTLE	1.650 ml.
QUATRO	NON-RETURNABLE PET BOTTLE	2.250 ml.
QUATRO	NON-RETURNABLE PET BOTTLE	600 ml.
QUATRO	CAN	355 ml.
QUATRO LIMÓN	RETURNABLE GLASS BOTTLE	192 ml.
QUATRO LIMÓN	RETURNABLE GLASS BOTTLE	350 ml.
QUATRO LIMÓN	RETURNABLE GLASS BOTTLE	1.000 ml.
QUATRO LIMÓN	RETURNABLE PET BOTTLE	1.500 ml.
QUATRO LIMÓN	RETURNABLE PET BOTTLE	2.000 ml.
QUATRO LIMÓN	NON-RETURNABLE GLASS BOTTLE	237 ml.
QUATRO LIMÓN	NON-RETURNABLE PET BOTTLE	1.650 ml.
QUATRO LIMÓN	NON-RETURNABLE PET BOTTLE	2.250 ml.
QUATRO LIMÓN	NON-RETURNABLE PET BOTTLE	600 ml.
QUATRO LIMÓN	CAN	355 ml.

SPRITE	RETURNABLE GLASS BOTTLE	192 ml.
SPRITE	RETURNABLE GLASS BOTTLE	350 ml.
SPRITE	RETURNABLE GLASS BOTTLE	1.000 ml.
SPRITE	NON-RETURNABLE GLASS BOTTLE	237 ml.
SPRITE	RETURNABLE PET BOTTLE	1.500 ml.
SPRITE	STRAIGHT WALL NON-RETURNABLE PET BOTTLE	1.650 ml.
SPRITE	RETURNABLE PET BOTTLE	2.000 ml.
SPRITE	NON-RETURNABLE PET BOTTLE	2.250 ml.
SPRITE	NON-RETURNABLE PET BOTTLE	600 ml.
SPRITE	CAN	355 ml.

55

SPRITE LIGHT	NON-RETURNABLE GLASS BOTTLE	237 ml.
SPRITE LIGHT	NON-RETURNABLE PET BOTTLE	600 ml.
SPRITE LIGHT	NON-RETURNABLE PET BOTTLE	1.650 ml.
SPRITE LIGHT	NON-RETURNABLE PET BOTTLE	2.250 ml.
SPRITE LIGHT	CAN	355 ml.

This authorization replaces all the previous authorizations entered into between the Company and the Bottler in connection with the matter subject to this Appendix.

PANAMCO-COLOMBIAS.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative
Date: Illegible	Date: OCT - 8 2003

56

Appendix V

Place: Santafé of Bogotá
Date: July 1st, 1999

Pursuant to the Bottler’s Agreement entered into between The Coca-Cola Company (hereinafter referred to as the “Company”) and the Bottler, whose authorized representative is signing at the end of this Appendix, which Agreement is effective as from July 1st, 1999, the Company hereby authorizes the Bottler to prepare, bottle, distribute, sell or commercialize only such non-alcoholic beverages and such packages, different from the Beverages licensed under the aforementioned Bottler’s Agreement, set forth in the schedule titled “Own Products” attached to this Appendix and incorporated hereto (hereinafter referred to as the “Bottler’s Own Products”)

Except to the MANANTIAL product, the Bottler expressly guarantees to the Company that the sales percentage of the Bottler’s Own Products shall not increase during the term of this Appendix V.

The Bottler’s Own Products may only be sold and distributed in containers authorized by the Company and the territories set forth in the schedule in this Appendix. The production and bottling of the Bottler’s Own Products can be made by the Bottler at the facilities of any of its subsidiaries, provided it keeps majority of ownership or control thereof.

It is acknowledged and agreed among Parties that the description of the Bottler’s Own Products, its containers and territories for sale and distribution in this Appendix V substitute and replace all descriptions and previous Appendices related to the Bottler’s Own Products for the purposes of Clause 17(a) of the mentioned Bottler Agreement.

PANAMCO-COLOMBIAS.A.	THE COCA-COLA COMPANY
By: Signed	By: Signed
Authorized Representative	Authorized Representative

57

Translator’s Note: Following is a schedule of various brands. The translation of words in Spanish appearing in the columns is as follows:

Lata: Can

Vidrio: Glass (material)

Con gas: with gas

Botellón: Decanter

Vaso: glass/cup

Bidon: Jerry can / barrel

Bolsa: Bag

58